Exhibit 99.01

DexCom Inc. Reports Third Quarter 2011 Financial Results

SAN DIEGO, CA – (BUSINESS WIRE-November 2, 2011) – DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended September 30, 2011.

Product revenue grew to $16.7 million for the third quarter of 2011, an increase of approximately 55% from the $10.8 million in product revenue reported for the third quarter of 2010. Total third quarter 2011 revenue, which included development grant and other revenue, grew to $18.3 million, an increase of 56% from the same quarter in 2010. Product gross profit totaled $7.4 million for the three months ended September 30, 2011, compared to $3.8 million for the three months ended September 30, 2010. The Company reported a net loss of $13.3 million, or $0.20 per share for the three months ended September 30, 2011, compared to a net loss of $13.4 million, or $0.23 per share for the three months ended September 30, 2010. The net loss included $5.0 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Product cost of sales increased $2.2 million to $9.2 million for the third quarter of 2011 compared to $7.0 million for the same quarter in 2010, primarily due to increased volume of product sales. Total cost of sales totaled $10.1 million for the third quarter of 2011 compared to $8.2 million for third quarter of 2010, primarily due to increased product sales. Research and development expense increased by approximately $2.1 million to $8.2 million for the third quarter of 2011 compared to $6.2 million for the third quarter of 2010. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation, and consulting costs. Selling, general and administrative expense increased by approximately $2.9 million to $13.2 million for the third quarter of 2011 compared to $10.4 million for the third quarter of 2010, with the change primarily due to additional selling, marketing, and information technology costs. As of September 30, 2011, the Company had $98.3 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “28602165” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended September 30, 2011, as filed with the Securities and Exchange Commission on November 2, 2011.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Operating Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	September 30, 2011 (Unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$17,523	$4,889
Short-term marketable securities, available-for-sale	79,794	42,224
Accounts receivable, net	9,003	6,671
Inventory	6,455	8,112
Restricted cash	0	775
Prepaid and other current assets	2,457	2,690

Total current assets	115,232	65,361
Property and equipment, net	12,524	10,763
Restricted cash	939	939
Other assets	98	101

Total assets	$128,793	$77,164

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$6,045	$5,350
Accrued payroll and related expenses	6,961	5,730
Current portion of long-term debt	0	525
Current portion of deferred revenue	1,737	3,524

Total current liabilities	14,743	15,129
Other liabilities	985	1,042

Total liabilities	15,728	16,171
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	0	0
Common stock, $0.001 par value, 100,000 authorized; 67,783 and 67,500 issued and outstanding, respectively, at September 30, 2011; and 62,360 and 62,078 shares issued and outstanding, respectively, at December 31, 2010	68	62
Additional paid-in capital	491,964	407,375
Accumulated other comprehensive loss	(94)	(66)
Accumulated deficit	(378,873)	(346,378)

Total stockholders’ equity	113,065	60,993

Total liabilities and stockholders’ equity	$128,793	$77,164

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Product revenue	$16,656	$10,776	$44,974	$26,583
Development grant and other revenue	1,598	888	8,871	6,412

Total revenue	18,254	11,664	53,845	32,995
Product cost of sales	9,230	6,982	25,933	18,440
Development and other cost of sales	860	1,206	2,761	3,101

Total cost of sales	10,090	8,188	28,694	21,541

Gross profit	8,164	3,476	25,151	11,454
Operating expenses
Research and development	8,231	6,161	21,515	16,325
Selling, general and administrative	13,241	10,377	36,203	30,533

Total operating expenses	21,472	16,538	57,718	46,858
Operating loss	(13,308)	(13,062)	(32,567)	(35,404)
Interest income	31	20	82	73
Interest expense	(1)	(44)	(10)	(1,540)
Loss on debt extinguishment upon conversion of convertible debt	0	(312)	0	(8,487)

Net loss	$(13,278)	$(13,398)	$(32,495)	$(45,358)

Basic and diluted net loss per share	$(0.20)	$(0.23)	$(0.50)	$(0.81)

Shares used to compute basic and diluted net loss per share	67,397	58,200	64,910	55,707